Exhibit 99.1

Contacts:	Jeffrey C. Benzing	Robin Yim
	Chief Administrative Officer	Investor Relations
	Novellus Systems, Inc.	Novellus Systems, Inc.
	Phone: (408) 943-9700	Phone: (408) 943-9700

FOR IMMEDIATE RELEASE

NOVELLUS SYSTEMS REPORTS FIRST QUARTER RESULTS

SAN JOSE, Calif., April 22, 2009—Novellus Systems, Inc. (NASDAQ: NVLS) today reported operating results for its first quarter ended March 28, 2009. Net sales for the first quarter of 2009 were $98.9 million, down $89.5 million or 47.5 percent from fourth quarter 2008 net sales of $188.5 million, and down $215.8 million or 68.6 percent from first quarter 2008 net sales of $314.7 million. The net loss for the first quarter of 2009 was $66.4 million, or $0.69 per diluted share, $63.9 million less than fourth quarter 2008 net loss of $130.3 million, or $1.36 per diluted share, and down $81.9 million from first quarter 2008 net income of $15.5 million, or $0.15 per diluted share.

First quarter 2009 results of operations include a $19.4 million charge as a result of a recent California tax law change. We incurred other charges of $2.0 million primarily in connection with our actions, announced in the fourth quarter of 2008, to align our business with the current economic environment. First quarter 2009 net loss without those items was $45.5 million, or $0.47 per diluted share. Excluding certain charges and benefits, fourth quarter 2008 net loss was $20.0 million, or $0.21 per diluted share, and first quarter 2008 net income was $16.0 million, or $0.16 per diluted share. A reconciliation of pro forma operating results to U.S. generally accepted accounting principles (“GAAP”) is included below.

Bookings in the first quarter of 2009 were $77.8 million, down $4.9 million or 5.9 percent from fourth quarter 2008 bookings of $82.7 million. Bookings were net of $10.6 million in backlog adjustments in the first quarter of 2009 compared to adjustments of $44.9 million in the fourth quarter of 2008. First quarter 2009 shipments of $92.1 million were down by $83.5 million or 47.6 percent from $175.6 million reported for the fourth quarter of 2008. Deferred revenue at the end of the first quarter of 2009 was $40.2 million, a decrease of $16.1 million or 28.6 percent from $56.3 million at the end of the fourth quarter of 2008.

Cash, cash equivalents, and short-term investments as of March 28, 2009 were $497.7 million, an increase of $26.8 million or 5.7 percent from the fourth quarter 2008 ending balance of $470.9 million. Long-term investments and restricted cash and cash equivalents as of March 28, 2009 were $204.4 million, a decrease of $7.2 million or 3.4 percent from the fourth quarter 2008 ending balance of $211.6 million.

Richard S. Hill, Chairman and Chief Executive Officer said, “The economic environment continues to be challenging and we remain disciplined and focused on cash flow and cost containment. We are cautiously optimistic that our customers’ order activity levels have stabilized and are beginning to rebound, although still at relatively low levels compared to our expectations.”

Management uses non-GAAP measures to evaluate operating performance. The presentation of net income (loss) excluding certain charges and benefits and the discussion of revenue on a shipments basis are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. We present net income (loss) on a pro forma basis, excluding certain charges and benefits, because we believe this helps both management and investors to assess the operating performance of our business by comparing it to prior periods on a more consistent basis. A reconciliation between our GAAP and non-GAAP results is provided below. Non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements regarding (i) our goal to remain disciplined and focused on cash flow and cost containment; (ii) our belief that our customers’ order activity levels have stabilized and are beginning to rebound, although still at relatively low levels; and (iii) other matters discussed in this news release that are not purely historical data. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. These risks and uncertainties include, but are not limited to (i) our inability to sufficiently reduce our cost structure; (ii) our inability to prevent unexpected increases in costs associated with manufacturing our products; (iii) our inability to accurately predict our customers’ capital spending, including any further reductions in capital spending, which could have a material adverse effect on the industry’s demand for semiconductor processing equipment; and (iv) other risks indicated in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2008, our Current Reports on Form 8-K, and amendments to such reports. Forward-looking statements are made and based on information available to us on the date of this press release. We do not assume, and expressly disclaim, any obligation to update this information.

About Novellus:

Novellus Systems, Inc. (NASDAQ: NVLS) is a leading provider of advanced process equipment for the global semiconductor industry. The Company’s products deliver value to customers by providing innovative technology backed by trusted productivity. An S&P 500 company, Novellus is headquartered in San Jose, CA with subsidiary offices across the globe. For more information please visit www.novellus.com.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(In thousands, except per share amounts) (Unaudited)	March 28, 2009	December 31, 2008	March 29, 2008
Net sales	$98,913	$188,453	$314,713
Cost of sales	73,175	119,936	169,773

Gross profit	25,738	68,517	144,940
%	26.0%	36.4%	46.1%
Selling, general and administrative	43,102	52,061	60,329
Research and development	36,015	50,856	57,340
Impairment of goodwill	—	99,522	—

Total operating expenses	79,117	202,439	117,669
%	80.0%	107.4%	37.4%
Income (loss) from operations	(53,379)	(133,922)	27,271
%	-54.0%	-71.1%	8.7%
Other income (expense), net	1,296	(4,160)	1,109

Income (loss) before income taxes	(52,083)	(138,082)	28,380
Provision for (benefit from) income taxes	14,309	(7,831)	12,851

Net income (loss)	$(66,392)	$(130,251)	$15,529

Net income (loss) per share:
Basic	$(0.69)	$(1.36)	$0.15

Diluted	$(0.69)	$(1.36)	$0.15

Shares used in basic per share calculation	96,193	96,016	100,683

Shares used in diluted per share calculation	96,193	96,016	101,375

NOVELLUS SYSTEMS, INC.

RECONCILIATION OF NET INCOME (LOSS),

EXCLUDING CERTAIN CHARGES AND BENEFITS (1)

	Three Months Ended
(In thousands, except per share amounts) (Unaudited)	March 28, 2009	December 31, 2008	March 29, 2008
Net income (loss) excluding certain (charges) benefits (2):	$(45,515)	$(19,986)	$16,035
Impairment of goodwill	—	(99,522)	—
Other-than-temporary impairment of auction-rate securities	—	(3,491)	—
Reductions in workforce	(1,731)	(6,947)	(618)
Impairment of inventory and evaluation systems	—	(2,628)	—
Write down of certain research and development assets	—	(1,534)	—
Restructuring and other charges	(313)	(1,683)	—
Reversal of stock-based compensation expense	—	545	—

Total (charges) benefits	(2,044)	(115,260)	(618)
Tax effect of the above (charges) benefits	602	4,995	112
Charge due to California tax law change	(19,435)	—	—

Net income (loss)	$(66,392)	$(130,251)	$15,529

Net income (loss) per diluted share excluding certain (charges) benefits:	$(0.47)	$(0.21)	$0.16
Impairment of goodwill	—	(1.04)	—
Other-than-temporary impairment of auction-rate securities	—	(0.04)	—
Reductions in workforce	(0.02)	(0.07)	(0.01)
Impairment of inventory and evaluation systems	—	(0.03)	—
Write down of certain research and development assets	—	(0.01)	—
Restructuring and other charges	(0.01)	(0.02)	—
Reversal of stock-based compensation expense	—	0.01	—
Tax effect of the above (charges) benefits	0.01	0.05	0.00
Charge due to California tax law change	(0.20)	—	—

Net income (loss) per diluted share	$(0.69)	$(1.36)	$0.15

(1)	The reconciliation of net income (loss), excluding certain charges and benefits is intended to present our operating results, excluding certain charges and benefits. The reconciliation of net income (loss) is not in accordance with or an alternative for GAAP and may be different from similar measures presented by other companies.

(2)	For the three months ended March 28, 2009, there are charges of $0.1 million in cost of sales, $1.8 million in selling, general and administrative, $0.1 million in research and development and $19.4 million in the provision for (benefit from) income taxes.

For the three months ended December 31, 2008, there are net charges of $4.0 million in cost of sales, $4.4 million in selling, general and administrative, $3.8 million in research and development, $99.5 million in impairment of goodwill and $3.5 million in other income (expense), net.

For the three months ended March 29, 2008, there are charges of $0.1 million in selling, general and administrative and $0.5 million in research and development.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	March 28 2009	December 31 2008
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$497,722	$470,888
Accounts receivable, net	72,327	144,330
Inventories	193,432	213,305
Restricted cash and cash equivalents	112,724	116,819
Deferred taxes and other current assets	84,114	97,260

Total current assets	960,319	1,042,602
Property and equipment, net	261,218	271,866
Non-current restricted cash and cash equivalents	3,075	2,883
Long-term investments	88,584	91,873
Goodwill	125,474	126,073
Intangible and other assets	86,172	102,230

Total assets	$1,524,842	$1,637,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$134,981	$177,531
Deferred profit	8,085	14,784
Current debt obligations	110,497	112,907

Total current liabilities	253,563	305,222
Long-term income taxes payable	29,418	29,778
Other liabilities	49,949	55,745

Total liabilities	332,930	390,745
Shareholders’ equity:
Common stock	1,169,117	1,158,637
Retained earnings and accumulated other comprehensive loss	22,795	88,145

Total shareholders’ equity	1,191,912	1,246,782

Total liabilities and shareholders’ equity	$1,524,842	$1,637,527